Consultancy Agreement

(1)	Cambridge Display Technology Limited

(2)	Suk-Bae Cha

Dated 1 July 2007

Contents

1. Definitions and interpretation	1
2. Appointment	2
3. Term of appointment	2
4. Consultancy services	3
5. Commitment	4
6. Fee	4
7. Termination of appointment	5
8. Restrictions	5
9. Acknowledgment by the Consultant	6
10. Company Property	7
11. Intellectual Property	7
12. Conflict of interest	8
13. Nature of consultancy	8
14. General	9
15. Notices	10
16. Governing law and jurisdiction	10

This Agreement is made the 1st day of July 2007

Between:

(1)	Cambridge Display Technology Limited whose registered office is at Building 2020, Cambourne Business Park, Cambridgeshire, CB3 6DW (“the Company”); and

(2)	The consultancy business of Suk-bae Cha of Azabu Terrace AP7 #501, 5-16-35 Roppongi, Minatu-Ku, Tokyo, Japan 106-0032 (“the Consultant”).

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words shall have the following meaning:

“this Agreement”	this Agreement (including any schedule or annexure to it and any document in agreed form);

“Businesses”	all and any trades or other commercial activities of the Group:

(a) with which the Consultant shall have been concerned or involved to any material extent at any time during its engagement by the Company;

(b)    which any Group Company shall at the Termination Date have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which the Consultant shall at the Termination Date possess any Confidential Information;

“Confidential Information”	all and any, know-how, data and corporate, marketing, financial, personnel and technical and other confidential business information for any type or nature, or in any format (whether or not recorded in documentary form or on computer disk or tape)

(a) which the Consultant shall acquire

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at any time during its engagement by the Company but which does not form part of the Consultant’s own stock in trade; and

(b) which is not readily ascertainable to persons not connected with any Group Company either at all or without a significant expenditure of labour, skill or money;

“the Group”	the group of companies comprising every Group Company;

“Group Companies”	the Company, its subsidiaries, affiliates, any holding company and any subsidiary of any such holding Company and “Group Company” means any of them;

“Services”	the consultancy services of the Consultant to be provided under this Agreement;

“Termination Date”	30 November 2007 the date on which the Consultant shall cease to be engaged by the Company in any of the Businesses, or such earlier date as this agreement is terminated pursuant to clause 3.2.

2.	Appointment

2.1	The Company agrees to engage the Consultant and the Consultant agrees to provide the Services to the Company for the purposes of the Businesses on the terms and subject to the conditions set out below.

2.2	The Consultant warrants that it has the full power and authority and is free to enter into this Agreement and is not bound by or subject to any court order, arrangement, obligation, restriction or undertaking (contractual or otherwise) which prohibits or restricts the Consultant from entering into this Agreement and performing the Services.

3.	Term of appointment

3.1	The Consultant shall be engaged by the Company (subject as provided) in this Agreement with effect from 1 July 2007 until the Termination Date. The Termination Date may be extended by written agreement between the parties.

3.2	This Agreement may be terminated before 30th November 2007 by either party without notice.

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3.3	Where this Agreement is terminated in accordance with clause 3.2 the Consultant will be paid the relevant fee (subject to clause 6 below) in respect of any work completed prior to the Termination Date to the reasonable satisfaction of the Company.

4.	Consultancy services

4.1	The Consultant shall advise and assist the Company in all aspects of its Strategic and Operational Commercial and Business Development activities, including, in particular ensuring comprehensive advice on potential revenue and/or funding opportunities in key Asian markets.

4.2	The Consultant warrants that it has the requisite skill, qualification and experience to perform the Services.

4.3	The Consultant may appoint such persons as it considers appropriate to provide the Services under this Agreement, subject to the prior written consent of the Company.

4.4	Should the Consultant appoint any person or persons to assist in the provision of Services under this Agreement, the Consultant shall:

(a)	remain at all times wholly responsible for those persons including, but not limited to, any act or omission and the cost of hiring and training such persons;

(b)	ensure that any appointed person acts in accordance with this Agreement;

(c)	ensure that any appointed person has the requisite skill, qualification and experience to perform the Services under this Agreement.

4.5	Although the Consultant shall not be subject to direction from the Company as to the manner in which it shall perform its functions under this Agreement, the Consultant shall perform such functions as shall be requested of the Consultant by the Company.

4.6	The Consultant may be required, in pursuance of its obligations under this Agreement, to provide its Services not only to the Company but also to other Group Companies.

4.7	In providing the Services under this Agreement the Consultant shall:

(a)	at all times exercise the highest professional standards;

(b)	comply with all applicable statutory or other reasonable rules and obligations including, but not limited to, those relating to health and safety and information security;

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(c)	notify the Company immediately in writing if it should become insolvent, dissolved or subject to a winding up petition;

(d)	not engage in any conduct detrimental to the interests of the Company which includes any conduct tending to bring the Company into disrepute or which results in the loss of custom or business for the Company; and

(e)	keep the Company fully informed at all times of progress on projects on which the Consultant is engaged from time to time.

5.	Commitment

5.1	The Consultant shall provide such Services as the Company may require but the Consultant shall provide no more than 1 day of Services per month or such other hours as the Company shall from time to time request. All such Services must be agreed in advance with the Company.

5.2	If the Consultant shall be prevented by illness or injury from performing the Services the Consultant shall report this fact as soon as possible and, if practicable, by 10.00 am BST or GMT, as the case may be, on the first day of incapacity to the Company and, in the case of an absence of uncertain duration, shall keep the Company informed of the reason for its continued absence and of its expected duration. If the absence through illness or injury continues for more than 7 consecutive calendar days the Consultant shall provide the Company with a doctor’s certificate for each week of its continued absence.

6.	Fee

6.1	The Company shall pay to the Consultant in consideration of the provision of the Services a fee of $750 per day (or such other amount as may be agreed in writing for other specific project work) together with expenses (other than those incurred in respect of all payments made by the Consultant for its overhead expenses) approved in advance by the Company and reasonably and properly incurred by the Consultant in the provision of the Services subject to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require, and to be payable in arrears in accordance with sub-clause 6.2.

6.2	The Consultant shall render monthly invoices to the Company in respect of the fees and expenses payable in accordance with sub-clause 6.1 by the 10th day of each month. All invoices should provide details of the hours and dates to which it relates. The amounts so invoiced shall be payable by the Company within 30 days of the date of invoice and the Company shall not account to the Consultant for any fees or expenses save on receipt of such invoices. All fees shall be payable to the Consultant without deductions of any kind.

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6.3	Without prejudice to the generality of the provisions of this clause the Company shall make no payment to the Consultant unless the invoice submitted by the Consultant provides full details of the Services provided or work undertaken by the Consultant and is satisfied that the Services provided or work undertaken have been properly performed.

6.4	Subject to approval by the Board of Directors and subject to the Rules of the Cambridge Display Technology, Inc 2004 Stock Incentive Plan (the Plan), any awards granted to the Consultant under the Plan will continue to vest whilst this Agreement remains in force. To the extent that any such awards are not fully vested on the Termination Date of this Agreement, such awards will be forfeit in their entirety on the Termination Date.

7.	Termination of appointment

Notwithstanding any other provision of this Agreement, should the Consultant:

(a)	at any time be unable to provide its services under this Agreement for a period or periods aggregating at least 3 days in any period of 12 consecutive calendar months;

(b)	fail or neglect efficiently and diligently to comply with the terms of this Agreement or be guilty of any material or persistent breach or non-observance of any of the provisions of this Agreement;

(c)	be guilty of any other conduct calculated or likely to affect prejudicially the interests of any Group Companies; or

(d)	become insolvent, dissolved or subject to a winding up petition then the Company may by written notice to the Consultant immediately terminate this Agreement, provided that any such termination shall be without prejudice to any other rights or remedies of the Company.

8.	Restrictions

8.1	The Consultant shall not, nor shall it induce any third party to, during or for a period of 6 months after termination of this Agreement in any capacity:

(a)	without the prior written consent of the Company, seek, canvass, solicit or deal with, or attempt to do so, the business or custom of any person who was a customer or client or

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prospective customer or client of the Company at any time during the 12 months prior to the termination of this Agreement and with whom the Consultant has had dealings;

(b)	without the prior written consent of the Company, seek, canvass, solicit or deal with, or attempt to do so, the business or custom of any person who, at any time during the 12 months prior to the termination of this Agreement, was a competitor or display licensee of the Company or was a party to a collaboration agreement or joint development agreement with the Company; and,

(c)	entice or try to entice away from any Group Companies or any person who at any time within the 12 months prior to termination was a director, officer, consultant or employee of any Group Companies engaged in skilled or managerial work and with whom the Consultant dealt with during the currency of this Agreement;

8.2	The Consultant shall not (and shall ensure that any person or persons which he may have consulted or engaged to assist in the provision of Services under this Agreement (“Engaged Person(s)”) does not) during the term of this Agreement, or at any time after its termination, in any capacity directly or indirectly, disclose to any person or make use of any Confidential Information other than for providing the Services, which has not entered into the public domain (which, for the avoidance of doubt, shall not include any such Confidential Information which has entered into the public domain as a result of the negligence or deliberate actions of the Consultant any Engaged Person(s)).

9.	Acknowledgment by the Consultant

9.1	The Consultant acknowledges that:

(a)	each Group Company possesses a valuable body of Confidential Information;

(b)	the Company will give it access to Confidential Information in order that it may carry out the duties of its appointment;

(c)	the duties of its appointment include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Company; and

(d)	the disclosure of any Confidential Information to any customer or actual or potential competitor of any Group Company would place such company at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Businesses.

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10.	Company Property

10.1	The Consultant will have access to Company property and Confidential Information to assist in the performance of the Services under this Agreement. The Consultant must return to the Company immediately on termination of this Agreement or on the Company’s request, if earlier, any Company property together with any Confidential Information which is in the Consultant’s possession or control in any format (whether prepared by the Consultant or any other person and whether stored electronically on paper on audio or audio visual tape or otherwise). The Consultant must not retain any copy or extract of such information in any format.

11.	Intellectual Property

11.1	All intellectual property rights (including without limitation rights in inventions, patents, registered designs, unregistered designs, copyright, technical information or know how or similar rights as well as the right to apply for registered protection for any such rights) arising in the course of or as a consequence of the Services carried out by the Consultant or any person or persons appointed by it shall belong to the Company. To the extent these do not automatically vest in the Company, the Consultant shall hold them on trust for the Company and will sign such documents as are necessary to vest them in the Company. The Company owns (i) all concepts, works, inventions, information, software, and other materials developed by Consultant either alone or with others, that result from or relate to any work performed under this Agreement (collectively, “Work Product”) and (ii) all marks, trade secrets, copyrights, patents, and other intellectual property rights (“Proprietary Rights”) in such Work Product. Work Product does not include any inventions or developments made by Contractor prior to the Effective Date.

11.2	The Consultant shall immediately communicate to the Company full details of any Work Product, inventions or discoveries and any designs or other matters made, devised or discovered by the Consultant during the course of this Agreement whether alone or with others, and shall not disclose them (or any proposals the Company communicates to the Consultant) to any third party without the Company’s prior written consent. The Company shall own all documents, drawings, models, samples, prototypes and the like prepared by the Consultant or any person appointed on its behalf and which relate to such rights.

11.3	The Consultant hereby assigns (in so far as title does not automatically vest in the Company) to the Company by way of future assignment all copyright, designs and other proprietary rights arising in any Work Product, works or material produced by the Consultant or any person appointed by it throughout the term of this Agreement and waive all moral rights arising from any such works or material.

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12.	Conflict of interest

12.1	The Consultant agrees that during the currency of this Agreement, it shall not without the Company’s prior written consent act in any capacity for any person which:

(a)	is or shall be in competition with any of the Businesses;

(b)	impairs or might reasonably be thought by the Company to impair its ability to act at all times in the best interests of the Company; or

(c)	requires or might reasonably be thought by the Company to require it to disclose any Confidential Information in order properly to discharge its duties to or to further its interest in such person, firm or company.

13.	Nature of Consultancy

13.1	Nothing in this Agreement shall render the Consultant or any person appointed by it an employee, agent or partner of the Company and the Consultant shall not hold itself out as such. The Company shall not be liable for any of the acts or omissions of the Consultant. The Consultant shall not pledge the credit of the Company nor sign any document, enter into any agreement or make any undertaking on behalf of the Company. Consultant shall be and act as an independent contractor (and not as the employee, agent, or representative of Company) in the performance of services for Company. Since Consultant will not be an employee of Company, Consultant will not be entitled to any of the benefits that Company may make available to its employees, such as vacation pay, sick leave, insurance programs, including group health insurance or retirement benefits. In addition, Consultant acknowledges that as an independent contractor, he/she is not eligible to recover worker’s compensation benefits in the event of injury.

13.2	Consultant will be solely responsible for and will file, on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Services and receipt of fees under this Agreement. Consultant will be solely responsible for and must maintain adequate records of expenses incurred in the course of performing the Services under this Agreement. No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes.

13.3	Subject to the restrictions and other obligations of the Consultant contained in this Agreement, nothing in this Agreement shall prevent the Consultant from engaging in other consultancy activities or in part-time employment.

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14.	General

14.1	Entire agreement and conflicts

This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement.

14.2	Assignment

This Agreement shall be binding upon and endure for the benefit of the successors in title of the parties but shall not be assignable by any party without the prior written consent of the other provided however, that the Company may assign this ‘Agreement’ to any purchaser of all or substantially all of its business.

14.3	Variation

No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

14.4	Invalidity

To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

14.5	Accrued Rights

The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.

14.6	Indemnity

(a)	The Consultant will indemnify the Company from and against all actions, claims, costs, proceedings, expenses, loss or damage (including, without limitation, legal costs)which may arise directly or indirectly from the unauthorised disclosure or use of the Confidential Information by the Consultant or from any other breach of the terms of this Agreement.

(b)	The Consultant shall at all times and at its expense procure and maintain appropriate insurance cover, including public liability, professional and other indemnity and property insurance fully protecting the Company against all or any loss or damage which may arise in connection with the provision of the Services.

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(c)	The Consultant shall furnish or cause to be furnished to the Company satisfactory evidence of all insurance maintained by the Consultant pursuant to the provisions of sub-clauses (a) and (b), which insurance policy shall be provided to the satisfaction of the Company and placed with insurance companies of good repute.

14.7	Releases and waivers

(a)	The rights, powers and remedies conferred on any party by this Agreement and remedies available to any party are cumulative and are additional to any right, power or remedy which it may have under general law or otherwise.

(b)	Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

(c)	No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

15.	Notices

15.1	Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery or facsimile to the address of the party as set out on page 1 of this Agreement or as otherwise notified in writing from time to time.

16.	Governing law and jurisdiction

16.1	This Agreement shall be governed by and construed in accordance with the law of Delaware.

This Agreement is effective as of the date appearing at the head of page 1

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Signed by Michael Black	) /s/ Michael Black
for and on behalf of	)
Cambridge Display Technology Inc	)
in the presence of:	)

Signature of witness: /s/ Emma Jones

Name: E Jones

Address: 2 College Farm Court, Barton, Cambs

Occupation: VP, HR

Signed by Suk-Bae Cha	) /s/ SB Cha
in the presence of:	)

Signature of witness: /s/ Miki Ihara

Name: Mike Ihara

Address: 5-6-35, Roppongi, Minato-Ku, Tokyo, 106-0032, JPN

Occupation: President TRES INC.

July 30, 2007

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